Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation ELEVATES Mark E. Seaton to Chief Executive Officer
Matt F. Wajner Appointed Chief Financial Officer

SANTA ANA, Calif., April 15, 2025 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced a number of leadership changes, most prominently that Chief Financial Officer Mark E. Seaton has been appointed Chief Executive Officer. Seaton replaces departing CEO Ken DeGiorgio. In addition, Treasurer Matt F. Wajner has been promoted to Chief Financial Officer and Chairman of the Board Dennis J. Gilmore will move to Executive Chairman of First American.

“We are looking forward to our next chapter under the strong leadership of Mark Seaton,” said Gilmore. “No one is more ready to be our CEO than Mark, who has played a leading role in our most critical strategic initiatives, which are driving the digital transformation of our business. We want to thank Ken DeGiorgio for his many years of service to First American.”

Seaton has served as Chief Financial Officer since 2013. In addition to managing all financial-related activities, Seaton oversees First American Trust, the company’s federally charted bank, as well as First American’s technology group. Seaton joined First American in 2006 and holds a bachelor's degree in economics from Stanford University and a Master of Business Administration degree from The Tuck School of Business at Dartmouth College.

The company also announced the promotion of Matt F. Wajner to Chief Financial Officer. Wajner, who joined First American in 2009, served as treasurer for the past five years and previously held the positions of chief accounting officer and controller. Prior to First American, Wajner held roles with JPMorgan Chase & Co, and PricewaterhouseCoopers LLP. Wajner holds a bachelor's degree in business economics from UCLA.

Exhibit 99.1

“I’ve been a part of the First American family for nearly 20 years, and it’s an honor to serve the company as its CEO,” said Seaton. “We have celebrated many proud accomplishments during our 136-year history, but given our extraordinary people and unique competitive advantages, I firmly believe our best days are yet to come.”

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $6.1 billion in 2024, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2025, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the tenth consecutive year. The company was named one of the 100 Best Workplaces for Innovators by Fast Company for the second consecutive year in 2024. More information about the company can be found at www.firstam.com.

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Media Contact:

Marcus Ginnaty
Corporate Communications

First American Financial Corporation
(714) 250-3298

Investor Contact:

Craig Barberio

Investor Relations

First American Financial Corporation
(714) 250-5214